UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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(Amendment No. )

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ACACIA RESEARCH CORPORATION
(Name of Registrant as Specified in Its Charter)

SIDUS INVESTMENT PARTNERS, L.P.

SIDUS DOUBLE ALPHA FUND, L.P.

SIDUS DOUBLE ALPHA, LTD.

SIDUS ADVISORS, LLC

SIDUS INVESTMENT MANAGEMENT, LLC

MICHAEL J. BARONE

ALFRED V. TOBIA JR.

BLR PARTNERS LP

BLRPART, LP

BLRGP INC.

FONDREN MANAGEMENT, LP

FMLP INC.

BRADLEY L. RADOFF

CLIFFORD PRESS

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Sidus Investment Management, LLC and BLR Partners LP, together with the other participants named herein (collectively, “Sidus”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes for the election of Sidus’ slate of highly qualified director nominees to the Board of Directors of Acacia Research Corporation, a Delaware corporation (the “Company”), at the Company’s upcoming 2018 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

Item 1: On May 30, 2018, Sidus issued a Rebuttal Presentation, which is attached as Exhibit 1, in response to the many false and misleading claims made by the Company in its presentation. The Rebuttal Presentation was also posted by Sidus to www.rescueacacia.com.

Item 2: On May 30, 2018, Sidus issued the following press release, which was also posted by Sidus to www.rescueacacia.com:

Sidus Investment Management and BLR Partners Issue Presentation Outlining Egregious Value Destruction and Corporate Governance Abuses at Acacia Research Corporation

Acacia Has Woefully Underperformed, with the Stock Down Nearly 87% over the Past 5 Years – Resulting in Major Stockholder Value Destruction

Acacia’s Board is Deeply Conflicted and Unelected, as Executive Chairman Graziadio has Hand-Picked 57% of the Current Board

Make Clear that Alfred V. Tobia, Jr. Would NOT Accept Invitation to Join Acacia Board as Long as Louis Graziadio and Frank Walsh Remain as Directors

Continue to Strongly Believe that Subtraction of Graziadio and Walsh from Board is Critical to Improving Stockholder Value and Just as Important as Addition of Sidus Nominees

Rebut Outrageously False and Misleading Claims Made by Acacia in Recent Communications

Urge Stockholders to vote on the BLUE Proxy Card to Elect Clifford Press and Alfred V. Tobia Jr. to Ensure Stockholders’ Best Interests are Represented and Bring Accountability to the Boardroom

NEW YORK, May 30, 2018 – Sidus Investment Management, LLC and BLR Partners LP (together, "Sidus," "we" or "us"), collectively one of the largest stockholders of Acacia Research Corporation ("Acacia" or the "Company") (NASDAQ: ACTG), with aggregate ownership of approximately 4.6% of the Company's outstanding shares, today issued a presentation outlining the significant and deeply troubling value destruction and abject corporate governance failures at Acacia and rebutting numerous recent false and misleading claims from the Company.

The complete presentation – in addition to Sidus’ earlier investor presentation on Acacia – can be found at www.rescueacacia.com.

The upcoming Annual Meeting scheduled for June 14, 2018 is a critical opportunity for Acacia stockholders to remove Executive Chairman G. Louis Graziadio, III and director Frank E. Walsh, III from the Board of Directors (the “Board”) and elect responsible representatives of their own choosing who have demonstrated expertise correcting governance failures.

To be clear, Sidus believes that the only way that stockholders will realize improved value from Acacia is through the subtraction of Messrs. Graziadio and Walsh from the Board, as well as the addition of Messrs. Tobia and Press. In Sidus’ view, Messrs. Graziadio and Walsh are the architects of the failed strategy and governance abuses that currently plague the Company. Because of this, Mr. Tobia will not accept any offer to join the Acacia Board unless Messrs. Graziadio and Walsh are removed as directors and the Company commits to significant corporate governance improvements.

Key highlights of the Sidus presentation include:

➢	Acacia has woefully underperformed over the past 1-, 3-, 5-, and 10-year periods, resulting in major stockholder value destruction. In fact, the stock is down nearly 87% over the past five years.[1]
➢	Sidus believes Executive Chairman Louis Graziadio and director Frank Walsh bear much of the responsibility and should be held accountable for the Company’s dire state. In fact, ACTG stock has declined 41% since Mr. Graziadio was appointed Executive Chairman on August 1, 2016.[2] Additionally, Messrs. Graziadio and Walsh were, we believe, behind the formulation of the current compensation scheme that incentivizes the Board to gamble with stockholders’ money in making high-risk bets, and leaving stockholders with all the associated downside risk.
➢	Under Mr. Graziadio’s leadership, the Board has pursued a strategy resulting in self-enrichment and entrenchment, in our view – completely neglecting the best interests of stockholders. The current Board members are extraordinarily poor stewards of capital and are making excuses for the Company’s failed, scattershot “strategy.”
➢	Acacia’s breaches of good corporate governance practices are appalling – including a “country club” Board stacked with Mr. Graziadio’s personal associates, extremely favorable compensation arrangements for Mr. Graziadio and his associates, a distinct aversion to engagement with stockholders, and the Company’s failure to name a CEO for nearly 2.5 years. Notably, Acacia claimed that Mr. Graziadio had no prior relationship with new unelected director Joseph Davis, yet they belong to the same exclusive country club.
➢	The Company lacks any clear strategy or comprehensible processes. Rather than returning the benefits of its patent portfolio to stockholders, Acacia is funneling cash into investments outside of its core competency and creating highly questionable structures for certain of its directors and officers to get additional compensation.
➢	As owners of approximately 4.6% of Acacia’s outstanding shares, Sidus believes the Company desperately needs independent stockholder representatives on the Board to drive governance and operational improvements – which is why we have nominated Alfred V. Tobia Jr. and Clifford Press to the Board. Both have distinguished records of achievement for stockholders and records of public company success.
➢	We have tried earnestly to communicate with the incumbents collectively and individually and have repeatedly cautioned them against acting contrary to stockholders’ best interests. Contrary to Acacia’s assertion, Mr. Press did not send a threatening letter to a current Board member. While noting the tarnish to Mr. Walsh’s father’s reputation from his involvement at Tyco, Mr. Press simply cautioned Mr. Walsh that his future reputation could be at risk if he continues to allow corporate governance abuses at Acacia as well as the self-enrichment being perpetuated by the Company’s current Board.

Sidus urges all stockholders to vote the BLUE proxy card today.

Contacts

Investors:

John Ferguson

Saratoga Proxy Consulting LLC, (212) 257-1311

Clifford Press / Alfred V. Tobia Jr.

(212) 277-5635 / (212) 751-6644

Media:

Sloane & Company

Joe Germani / Kristen Duarte, 212-486-9500

jgermani@sloanepr.com / kduarte@sloanepr.com

1 Bloomberg, calculated as of April 4, 2018.

2 Bloomberg, calculated as of April 4, 2018.